UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 5, 2005 (December 1, 2005)

AMPAL-AMERICAN ISRAEL CORPORATION

(Exact Name of Registrant as Specified in Charter)

New York	0-538	13-0435685

State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Arlozorov Street, Tel Aviv, Israel	62098

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 1-866-447-8636

N/A

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement.

        On December 1, 2005, Ampal-American Israel Corporation (the “Company”), through Merhav Ampal Energy, Ltd., a wholly-owned subsidiary of the Company, entered into an agreement (the “Agreement”) with Merhav M.N.F. Ltd. (“Merhav”) for the purchase from Merhav of a portion of its interest in East Mediterranean Gas Company, an Egyptian joint stock company (“EMG”).

        Under the terms of the transaction, the Company acquired the beneficial ownership of 1,200 shares of EMG’s capital stock, representing a 2% beneficial ownership in EMG. The purchase price for the shares was $29,960,000. Additionally, the Company was granted the exclusive right to negotiate to acquire a substantial portion of Merhav’s remaining shares of EMG. The Company also has the right for a period of time to require Merhav to repurchase the EMG interest.

        Yosef A. Maiman, the Chairman of the Company’s Board of Directors (the “Board”) and the Company’s controlling shareholder, is the sole owner of Merhav. Because of the foregoing relationship, a special committee of the Board composed of the Company’s independent directors negotiated and approved the transaction. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. acted as financial advisors to the special committee.

        The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which the Company intends to file as an exhibit to its next quarterly report.

        A copy of the Company’s press release announcing the execution of the Agreement is attached hereto as Exhibit 99.1 and is incorporated in this report by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

        The disclosure contained in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release of Ampal-American Israel Corporation, dated December 5, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2005

AMPAL-AMERICAN ISRAEL CORPORATION By: /s/ Yoram Firon —————————————— Yoram Firon Vice President - Investments and Corporate Affairs

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EXHIBIT INDEX

99.1	Press Release of Ampal-American Israel Corporation, dated December 5, 2005.

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